CROWLEY
OCTOBER 14, 2010

ROADSHIPS HOLDINGS, INC.
525 North Tryon Street, Suite 1600
Charlotte, North Carolina 28202

ATTN: Micheal Nugent – Chief Executive Officer

Re: Memorandum of Understanding

Dear Mr. Nugent:

This Memorandum of Understanding (this “MOU”) is executed for the purpose of expressing the results of preliminary discussions, and preparing for future discussions, between representatives of CROWLEY TECHNICAL SERVICES, LLC., And it affiliates (“Crowley”) and ROADSHIPS HOLDINGS, INC. and its affiliates (“Roadships”) regarding the possible design, construction supervision and operation by Crowley of both Foreign and U.S. Coast wise qualified Freight Vessels and related Intermodal Systems for Short Sea Shipping (the “Transaction”) Crowley and Roadships  agree that a preliminary review of the Transaction indicates that is  of interest to both parties.

The parties intend to continue with their due diligence review of the feasibility of the Transaction.  The review will include, but not be limited to, consideration of projected costs and revenues, labor, equipment, work prospects, governmental laws and regulations, vessel design, construction time and materials and shipyard cost and availability and like factors relevant to determining the feasibility of the Transaction.  It is understood that each party shall bear their own respective costs with respect to such review; provided, however, that the parties agree that Crowley shall arrange for/perform certain Naval Architecture and Operations Consulting and/or Project Engineering Services, including but not limited to formulating a process-flow plan, transportation arrangements, software requirements and a logistics/intermodal mode and compatibility study and;  provided, further, however, that any and all costs which consulting services during the review and negotiation period (as that term is defined below) shall be for the account of Roadships in accordance with Crowley’s “Proposal for Pricing of Existing Concept Design” (of even date) or other like proposals or agreements entered into between the parties during the review and negotiation period with the understanding that such additional services not agreed to as of the date of this MOU shall be a cost to be mutually agreed, which shall be received as a retainer by Crowley prior to performing any work related Transaction.

Crowley’s contract drawings and working drawings with all proprietary rights thereto shall remain the property of Crowley and cannot be used by Roadships to build vessels without permission from, and compensation to Crowley;  provided,  however, Crowley shall make such

CROWLEY TECHNICAL MANAGEMENT, INC.
9487 REGENCY SQUARE BLVD  JACKSONVILLE  FLORIDA  32225  904 727 2200
www.crowley.com
contract drawings and working drawings available to Roadships under Crowley’s “proposal for Pricing of Existing Concepts Design” (of even date) for the purposes of Shipyard pricing and bidding as set forth therein. Roadships also agrees not to provide exact details of Crowley’s existing work product concept designs to, nor build duplicate vessels for,  any other party without the prior written approval of, and compensation to Crowley. No provision of this paragraph shall allow Roadships to claim ownership of any Crowley supplied drawings or data. All plans, designs and engineering and design data supplied by Crowley to Roadships that are the property of Crowley shall remain the property of Crowley and such plans, designs and engineering and design data may be used by Roadships only in such manner as is permitted by the terms of those certain binding definitive Design, Construction Supervision and Ship management Agreements between the parties as referred below.

       If the parties mutually agree that the Transaction is feasible, the parties next intend to enter into negotiations with each other to conclude the terms of certain binding definitive Design, Construction Supervision and Ship management Agreements between them for the operations of the Transaction.  The definitive contracts for Design, Construction Supervision and Ship management shall be negotiated from forms substantially the same as Crowley’s standard agreements, drafts copies of which are available to Roadships upon request. If at any point in the future after moving forward with the Transaction Roadships intends to place any of the vessels for sale or possible ultimate use in the U.S. non-contiguous trades, Crowley shall have the first right or possible ultimate use in the U.S. non-contiguous trades, Crowley shall have the first right of refusal to purchase such vessels.

Roadships and Crowley intend to work exclusively with each other, related to this Transaction, to prepare and execute Design, Construction Supervision and Ship management Agreements, cooperate with each other to obtain all necessary third party consents, and that Roadships shall continue in its efforts to secure the necessary financing. In the event that the parties do not enter into such binding definitive Design, Construction Supervision and Ship Management Agreements prior to March 31, 2011, Roadships and Crowley agree that this MOU shall thereupon terminate and be of no further force and effect. The parties may extend the review and negation period by mutual consent in writing.

This MOU together with the “proposal for Pricing of Existing Concept Design” (of even date) constitute the whole agreement between the parties and supersedes all previous agreements relating to the Transaction.

It is hereby understood and agreed that the damages may be an inadequate remedy in the event of a breach of this MOU, and that any breach will cause Crowley irreparable harm and damage. Accordingly, the parties agree that Crowley shall be entitled to injunctive and other equitable relief and to attorney’s fees and costs, without waiving any additional rights or remedies available at law or in equity or by statute.

Each party understands and agrees that this MOU is executed to evidence the good faith of the parties in proceeding to the present stage of negotiations and to continue such negotiations as outlined above. Except as set forth above, neither this MOU nor any conduct of the parties to the contrary, shall give rise to any rights or obligations enforceable at law or in equity, nor shall either party be bound to the other, with respect to this Transaction unless and until certain binding definitive Design, Construction Supervision and Ship management Agreements are entered into between the parties and then only to the extent expressly set forth in agreements

If Roadships is in agreement with the principle elements of the Transaction and the covenants set forth above and wishes to proceed on this basis, please sign this MOU in the space provided below and return an executed copy to us.

                                                                                     Very truly yours,

                                                                                         CROWLEY TECHNICAL SERVICES, LLC.

/s/ Michael Golonka – General Manager

Accepted and Agreed For and On Behalf of:
ROADSHIPS HOLDING, INC.

/s/ Michael Nugent - CEO